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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
SemiLEDs Corporation:

        We consent to the incorporation by reference in the registration statement (No. 333-171107) on Form S-8 of SemiLEDs Corporation of our report dated November 22, 2011 with respect to the consolidated balance sheet of SemiLEDs Corporation and subsidiaries as of August 31, 2011, and the related consolidated statements of operations, equity and comprehensive income (loss), and cash flows for the year then ended, and the related consolidated financial statement schedule, which report appears in the August 31, 2011 annual report on Form 10-K of SemiLEDs Corporation.

/s/ KPMG

Taipei, Taiwan (the Republic of China)
November 22, 2011

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm